UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	December 30, 2005

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Corporate Boulevard, Robbinsville, New Jersey	08691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 208-9688

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 30, 2005, NexMed, Inc. (the “Company”) was notified by The Nasdaq Stock Market (“Nasdaq”) that for the previous 10 consecutive trading days the market value of the Company’s common stock has been below the minimum $50,000,000 requirement for continued inclusion by Marketplace Rule 4450(b)(1)(A). Pursuant to Marketplace Rule 4450(e)(4), the Company was provided 30 calendar days, or until January 30, 2006, to regain compliance.

In addition, the Company does not comply with the alternative continued listing criteria provided in Marketplace Rule 4450(b)(1)(B), which requires total assets and total revenue of $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

If, during the 30 day period ending January 30, 2006, the market value of the Company’s common stock is not $50,000,000 or more for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company’s common stock will be delisted. In such event, the Company plans to appeal such determination to a Nasdaq Listing Qualifications Panel and may seek to comply with alternative Nasdaq listing qualifications.

There can be no assurance that the Nasdaq Listing Qualifications Panel will decide to allow the Company to remain listed or that any Company action to attempt to comply with alternative listing criteria will prevent the delisting of its common stock from the Nasdaq National Market. The Company will not be notified until the Nasdaq Listing Qualifications Panel makes a formal decision. Until then, the Company’s common stock will remain listed on the Nasdaq National Market.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By: /s/ Mark Westgate
Name: Mark Westgate
Title: Chief Financial Officer

Date: January 6, 2005